Exhibit 10.25
TRANSITION AGREEMENT
     This TRANSITION AGREEMENT is made as of June 20, 2007, between Moldflow Corporation (“Moldflow” or the “Company”) and Christopher L. Gorgone (“Executive”).
     WHEREAS, the Executive is currently employed by the Company as Executive Vice President and Chief Financial Officer;
     WHEREAS, on July 8, 2005, the Executive and the Company entered an Amended and Restated Executive Employment Agreement (the “Employment Agreement”);
     WHEREAS, the Company and the Executive have agreed that the Executive’s employment will terminate no later than September 30, 2007 and that this Agreement shall serve as the written notice required by Section 6(f) of the Employment Agreement; and
     WHEREAS, the Company and the Executive seek to establish mutually acceptable terms for the Executive’s transition and departure from the Company’s employment.
     NOW, THEREFORE, in connection with the Executive’s transition from Moldflow and in consideration of the mutual covenants below, the parties agree as follows:
     1. Relationship with Moldflow. The Executive has agreed to resign from his position as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary and from all other positions and directorships that he holds at Moldflow and its subsidiaries and/or affiliates on the date of this Agreement. Beginning on the date hereof and continuing until the earlier of (a) his decision to leave Moldflow’s employment voluntarily (b) Moldflow’s decision to terminate his employment without Cause; or (c) September 30, 2007 (the earliest of which is referred to herein as the “Termination Date”), a period hereinafter referred to as the “Transition Period”, the Executive has agreed to provide services to Moldflow as Senior Advisor to the Chief Executive Officer regarding matters related to the disposition of the MMS Division, implementation of the Company’s ERP system and such other matters as may be requested from time to time by the Chief Executive Officer.
     2. Compensation and Benefits during Transition Period.
          (a) During the Transition Period, the Executive shall receive his current base salary, payable in accordance with Moldflow’s standard payroll practice. Executive will be eligible to continue participating in Moldflow’s 401(k) plan, group medical and dental plans and other similar health and welfare plans, including the Company’s portable life insurance plan with Unum, during the Transition Period on the terms and conditions available to the other members of the Company’s executive team.
          (b) Upon completion of the FY2007 audit and after approval by the Board of Directors or the appropriate committee thereof, Executive will also receive, if actually awarded, a bonus (the “FY07 Bonus”) pursuant to the terms of the Moldflow Corporation Cash Bonus Plan, which FY07 Bonus will be calculated using the same financial and non-financial targets and final fiscal 2007 actual financial and non-financial results as are applied to the other members of the executive team. The FY07 Bonus will be paid to Executive at the same time as the bonuses for FY07 are paid to the other members of the Executive Team, it being agreed that if the Termination Date occurs prior to such payment based on the reason set forth in Section 1(a) hereof, then the Executive shall forfeit such FY07 Bonus.
     3. Transition. The Executive agrees to fully cooperate in transitioning his current responsibilities to such Moldflow employees as determined by Moldflow. In addition, he agrees to sign,

execute, make and do all such deeds, documents, acts and things Moldflow may reasonably require to effect such transition. The Executive and the Company agree that the Executive will not be required to report to work after June 20, 2007 and that his duties shall be performed from time to time upon the request of the Chief Executive Officer.
     4. Termination Payments.
          (a) Termination Without Cause, Voluntarily Termination, or Termination on September 30, 2007. On the Termination Date, Moldflow shall pay the Executive for all earned salary and accrued and unused vacation time as of that date. Moldflow will provide the Executive with the following benefits, subject to signing by the Executive of a general release of claims in a form and manner satisfactory to the Company (the “Release”):
          (i) Moldflow shall pay the Executive one times the sum of (a) the result of (x) his base salary in effect on the Termination Date which the parties agree to be $222,789, less (y) the actual amount of base salary paid to Executive between the date that is 30 days from the date of this Agreement and the Date of Termination; and (b) a bonus amount which the parties agree to be $46,659. Because at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive will be considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, the payment described in this Section 4(a)(i) shall not be paid prior to the date that is the earliest of (i) six months and one day after the Date of Termination, or (ii) the Executive’s death.
          (ii) Beginning on the Termination Date, the Executive will be eligible to participate in Moldflow’s group medical and dental plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). To continue medical and dental insurance coverage, the Executive must elect COBRA continuation coverage. If the Executive elects COBRA continuation coverage and provided that he and his beneficiaries remain eligible for COBRA continuation coverage, Moldflow shall continue to pay for medical and dental insurance premiums for coverage of him and his beneficiaries to the same extent as if he had remained employed through the period determined by finding the result of (x) the period that is 12 months from the Termination Date, less (y) the number of whole months during which the Executive actually received such benefits during the Transition Period in excess of 30 days from the date of this Agreement. (For purposes of clarity in the event that the Date of Termination is September 30, 2007, then the total number of months shall be 12 months less 2 months or 10 months). The Executive will be responsible for the remaining portion of such coverage as if he remained employed. If the Executive elects COBRA continuation coverage, he may continue coverage for himself and any beneficiaries at his own expense for the remainder of the COBRA period; to the extent he and they remain eligible. Executive may at his option continue his life insurance after the Termination Date by contacting Unum directly.
          (iii) Upon the Termination Date, in accordance with the provisions of the Employment Agreement, all stock options which would otherwise vest over the next twelve (12) months shall immediately vest and become exercisable and, subject to the terms of the Moldflow Corporation 2000 Stock Option and Incentive Plan (the “Plan”), the Executive shall have 12 months from the Termination Date or the remaining option term, if earlier, to exercise all such stock options. On the Termination Date, in accordance with the provisions of the Employment Agreement, all repurchase rights and other restrictions on the shares of Restricted Stock held by the Executive which would otherwise lapse over the next twelve (12) months shall immediately lapse. All other stock-based grants and awards held by the Executive shall be canceled on the

Termination Date in accordance with their terms. Executive understands and agrees that the exercise and sale of any stock options and shares of restricted stock shall be subject to the terms of the Plan and applicable securities law and regulations, including the Company’s insider trading policies. For purposes of this Section 4 (a)(iii) only, in the event that the Termination Date is earlier than September 30, 2007 as a result of the Company’s action in accordance with Section 1(b) hereof, then the acceleration of options and restricted stock referred to herein shall be calculated as if the Termination Date was September 30, 2007 and the twelve (12) months of acceleration shall be calculated from such date.
     5. Nondisparagement. Executive agrees not to take any action or make any statement, written or oral, to any current or former employee of the Company or to any other person which disparages or criticizes the Company, its management, or its practices or which disrupts or impairs its normal operations, including but not limited to actions that would (a) harm the reputation of the Company with its clients, suppliers, or the public; or (b) interfere with existing contractual or employment relationships with clients, suppliers or employees. The Company shall instruct all employees whom it informs of the terms of this Agreement not to make any statement, oral or written, that disparages or criticizes the Executive and, (a) that harms his reputation with suppliers or prospective employers; or (b) interferes with his contractual or employment relationships with others. These nondisparagement obligations shall not in any way affect the Executive’s or their obligation to testify truthfully in any legal proceeding.
     6. Return of Property. Executive confirms that, to the best of his knowledge, he has returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files, customer lists, rolodexes and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). In the event that the Company agrees that the Executive may retain some Company property until the Termination Date, the Executive agrees to return all such property on or prior to the Termination Date. In the event that the Executive discovers that he continues to retain any such property, he shall return it to the Company immediately.
     7. Information Concerning Actual, Potential or Alleged Financial Irregularities. Executive represents that he is not aware of any actual, potential or alleged financial irregularities or fraudulent activities concerning the Company. Consistent with that representation, he acknowledges that he will sign the quarterly representation letter required normally of the Chief Financial Officer, as such representation letter relates to matters occurring in the quarter and fiscal year while the Executive was Chief Financial Officer of the Company.
     8. Securities Law Compliance. Executive agrees to adhere to, and fully cooperate with the Company in complying with, (i) the securities law and related disclosure requirements applicable to the Company and (ii) the Company’s policies in effect with respect to its executive officers and its employees generally. Executive acknowledges that his obligations under Section 15 of the Employment Agreement are also applicable to any investigations conducted by the Company or any governmental body.
     9. Release of Claims. In exchange for valuable consideration to which the Executive acknowledges he is not otherwise eligible, he voluntarily and irrevocably releases and discharges Moldflow, each related or affiliated entity, employee benefit plans, and the predecessors, successors, and assigns of each of them, and each of their respective current and former officers, directors, shareholders, employees, and agents (any and all of which are referred to as “Releasees”) generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts that relate in any manner to the Executive’s employment with or services for Moldflow, known or unknown (“Claims”), which he has, claims to have, ever had, or ever claimed to have had against any of the Releasees through the date on which he executes this Agreement. This general release of Claims includes, without implication of limitation, all Claims related to the compensation provided to the Executive by Moldflow, his transition and separation from Moldflow, his resignation from his position as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, directorships, offices and other positions with Moldflow, or his activities on behalf of Moldflow, including, without implication of limitation, any Claims of wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, tortious interference with advantageous relations, any intentional or negligent misrepresentation, and unlawful retaliation or discrimination or deprivation of rights under the common law or any statute or constitutional provision (including, without implication of limitation, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and Chapter 151B of the Massachusetts General Laws). The Executive also waives any Claim for reinstatement, damages of any nature, severance pay, attorney’s fees, or costs. Nothing in this general release shall be construed to bar or limit the Executive’s rights, if any, to his rights under this Agreement, or to challenge the validity of this general release under the Age Discrimination in Employment Act.
     The Executive explicitly acknowledge that because he is over forty (40) years of age, he has specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age, and that the release set forth in this section is intended to release any right that he may have to file a claim against Moldflow alleging discrimination on the basis of age.
     It is Moldflow’s desire and intent to make certain that the Executive fully understands the provisions and effects of this Transition Agreement. To that end, he has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Transition Agreement. Consistent with the provisions of ADEA and OWBPA, the Executive is being provided with twenty-one (21) days in which to consider and accept the terms of this Transition Agreement by signing below and returning it to Carol Trask, Director of Human Resources. In addition, the Executive may rescind his assent to this Transition Agreement within seven (7) days after he signs it (the “Effective Date”). To do so, the Executive must deliver a notice of rescission to Carol Trask. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested.
     10. Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
     11. Assignability. This Transition Agreement shall not be assignable by the Executive but, except to the foregoing extent, shall be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of and be assumed by Moldflow’s successors and assigns.
     12. Amendments; Waivers. This Transition Agreement and any exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     13. Integration. This Transition Agreement, together with any exhibit constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, whether oral or written; provided that Sections 4, 5, 6(c), 14, and 15 of the Employment Agreement remain in full force and effect.
     14. Choice of Law; Forum. This Transition Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the internal laws of the Commonwealth without giving effect to the principles of conflict of law.
Moldflow Corporation

/s/ Roland Thomas By: Roland Thomas	6/20/07 Date
Title: President and CEO

/s/ Christopher L. Gorgone	6/20/07

Christopher L. Gorgone	Date

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